Exhibit 10.24

2025

AMPHENOL MANAGEMENT INCENTIVE PLAN

I.	Purpose

The purpose of the 2025 Management Incentive Plan (the “2025 Incentive Plan”) is to reward eligible key management personnel of Amphenol Corporation and affiliated operations with performance-based cash bonus payments provided certain goals are achieved.

II.	Eligibility

Generally, participation includes senior management positions, corporate staff managers, general managers and their designated direct reports.  Participation and target bonuses are as approved by the Compensation Committee of the Board of Directors.

III.	Plan Components

Payments under the 2025 Incentive Plan are based primarily on performance against quantitative measures established at the beginning of each year. In addition, consideration will be given, when appropriate, to certain qualitative factors considered relevant or appropriate as determined by the Compensation Committee.

The quantitative portion of the 2025 Incentive Plan is contingent upon achievement by the Company, a Division, a Group, a business unit and/or an individual (each referred to as a “responsibility unit”), as applicable, of performance targets and/or goals. For 2025, quantitative performance criteria are based primarily on sales and income growth in 2025 over 2024 and additionally, for some responsibility units, actual performance in 2025 as compared to 2025 budget.

Performance based payments pursuant to the 2025 Incentive Plan may be adjusted if unusual and unanticipated market conditions materially impact a responsibility unit’s growth and/or performance.

IV.	Administration

●	Payments are based upon average base salary during the 2025 Incentive Plan year (new hires will be prorated accordingly if hired after February 1, 2025). Targets and payments may be adjusted for special situations (for example, the participant moves to a new position during the year).
●	The maximum allowable payout under the 2025 Incentive Plan is 2x the target bonus as applied to average base salary.
●	Participation in MIP replaces any and all prior bonus plans for which a participant may have been eligible.
●	The Committee may adjust the payout of any or all participants in consideration of (i) whether the payout to all participants as a percentage of the Company’s operating income falls within certain historical parameters, (ii) how the multiplier for the current year compares with the prior year, (iii) reasonableness and consistency and (iv) internal pay equity.
●	To be eligible for the bonus payment, a participant must be an active employee on the payroll and in good standing as of December 31, 2025. Exceptions must be recommended by the CEO and be approved by the Compensation Committee.
●	All payments are subject to the approval of the Compensation Committee.
●	Payments will not be made later than March 15, 2026.
●	The Compensation Committee will interpret and administer the 2025 Incentive Plan at its discretion.
●	The 2025 Incentive Plan is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other applicable guidance issued thereunder (“Section 409A”) or if not exempt, to satisfy the requirements of Section 409A, and the provisions of the 2025 Incentive Plan shall be construed in a manner consistent therewith.